THOMPSON COBURN LLP
                                One US Bank Plaza
                                                          St. Louis, MO 63101
                                 (314) 552-6000


                                  May __, 2005


Board of Trustees
Unified Series Trust




           Re: AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF MAY__, 2005 (THE "AGREEMENT"), BY AND BETWEEN THE DREMAN CONTRARIAN SMALL CAP VALUE FUND (THE "DREMAN FUND"), AND CORBIN SMALL CAP VALUE FUND (THE "ACQUIRED FUND"), EACH A SERIES OF UNIFIED SERIES TRUST (THE "TRUST")

Ladies and Gentlemen:

         You have requested our opinion as to certain U.S. federal income tax consequences of the reorganization of the Acquired Fund and the Dreman Fund (the "Reorganization"). The Reorganization will involve the transfer of all the assets of the Acquired Fund to the Dreman Fund, and the assumption of the liabilities of the Acquired Fund by the Dreman Fund in exchange for shares of the Dreman Fund. These shares of the Dreman Fund will be distributed to shareholders of the Acquired Fund, following which the Acquired Fund shall be liquidated. In the distribution, each Acquired Fund shareholder who holds Acquired Fund shares will receive an identical number of Dreman Fund shares.

         In rendering our opinion, we have reviewed and relied upon (a) the Agreement, (b) the minutes of meetings of the Board of Trustees of______ held on _____, (c) certain representations concerning the Reorganization made to us by the officers of the Trust in letters dated May__, 2005 (the "Representation Letters"), (d) all other documents, financial and other reports and corporate minutes which we deemed relevant or appropriate, and (e) such statutes, regulations, rulings and decisions as we deemed material to the rendition of this opinion. All terms used herein, unless otherwise defined, are used as defined in the Agreement.

         For purposes of this opinion, we have assumed (i) the Acquired Fund at the Effective Time of the Reorganization and for each taxable year of its operation (including the taxable year ending on the Effective Time) has satisfied (or will timely satisfy) the requirements of subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company; (ii) the Dreman Fund at the Effective Time of the Reorganization and for each taxable year of its operation (including the taxable year that includes the Effective Time) has satisfied (or will timely satisfy) the requirements of subchapter M of the Code for qualification as a regulated investment company; (iii) the Reorganization will be consummated in the manner contemplated and in accordance with the provisions of the Agreement; (iv) the statements concerning the Reorganization set forth in the Agreement are true, correct and complete and will continue to be true, correct and complete at all times up to and including the Effective Time; and (v) the representations made to us by the Trust in its Representation Letters are true, correct and complete and will continue to be true, correct and complete at all times up to and including the Effective Time.

         Based on the foregoing and provided the Reorganization is carried out in accordance with the applicable laws of the State of Ohio, the Agreement and the Representation Letters, it is our opinion that:

                  1. The Reorganization will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code, and the Acquired Fund and the Dreman Fund will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

                  2. No gain or loss will be recognized by the Acquired Fund upon the transfer of all its assets to the Dreman Fund in exchange solely for the issuance of Dreman Fund Shares (except to the extent that such assets consist of contracts described in Section 1256 of the Code) and the assumption by the Dreman Fund of the Acquired Fund's liabilities.

                  3. No gain or loss will be recognized by the Dreman Fund upon its receipt of all the Acquired Fund assets solely in exchange for the issuance of Dreman Fund Shares and the assumption by the Dreman Fund of all the Acquired Fund's liabilities.

                  4. The adjusted basis of the Acquired Fund's assets acquired by the Dreman Fund in the Dreman Fund's hands will be the same as the adjusted basis of those assets in the Acquired Fund's hands immediately before the Effective Time.

                  5. The Dreman Fund's holding period for the assets acquired from the Acquired Fund will include the holding period of those assets in the Acquired Fund's hands immediately prior to the Effective Time.

                  6. No gain or loss will be recognized by the Acquired Fund upon the distribution of the Dreman Fund Shares to the Acquired Fund's shareholders solely in exchange for their Acquired Fund Shares.

                  7. No gain or loss will be recognized by each Acquired Fund shareholder upon the Acquired Fund's distribution of Dreman Fund Shares to such shareholder solely in exchange for such shareholder's Acquired Fund Shares as part of the Reorganization.

                  8. The adjusted basis of the Dreman Fund Shares received by each Acquired Fund shareholder will be the same as the adjusted basis of that Acquired Fund shareholder's Acquired Fund Shares surrendered in exchange therefor.

                  9. The holding period of the Dreman Fund Shares received by each Acquired Fund shareholder will include such shareholder's holding period for the Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shares were held as capital assets as of the Effective Time.

                  10. The Dreman Fund will succeed to and take into account the items of the Acquired Fund described in Code Section 381(c), including the earnings and profits, or deficit in earnings and profits, of the identical Acquired Fund as of the date of the Reorganization. The Dreman Fund will take these items into account subject to the conditions and limitations specified in Code Sections 381, 382, 383 and 384 and the applicable Treasury Regulations thereunder. Pursuant to Treasury Regulations section 1.381(b)-1, the taxable year of the Acquired Fund will end on the Effective Time.

           No opinion is expressed as to the effect of the Reorganization on the Acquired Fund or the Dreman Fund with respect to (i) any transferred asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting and (ii) any market discount bond transferred pursuant to the Reorganization.

         This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. We express no opinion with regard to: (1) the federal income tax consequences of the Reorganization not addressed expressly by this opinion, including without limitation, the tax consequences that may be relevant to a particular shareholder subject to special treatment under certain U.S. federal income tax laws or shareholders who do not hold their shares as capital assets; and (2) federal, state, local, or foreign taxes (or any other federal, state, local, or foreign laws) not specifically referred to and discussed herein.

         This opinion letter represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, we cannot assure you that the Internal Revenue Service or any court of competent jurisdiction will agree with this opinion. Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. If there is any change in applicable laws or regulations or if there is any new administrative or judicial interpretation of the applicable law or regulations, any or all of the federal income tax consequences described herein may become inapplicable. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

       This opinion is being rendered to the Trust, the Acquired Fund and the Dreman Fund, and may be relied upon only by such funds, the Trust and the shareholders of each such fund.

                                                              Very truly yours,